Exhibit 99.1

Pattern Energy Announces Changes to Board of Directors
with Appointments of Two New Independent Directors
SAN FRANCISCO, California, December 31, 2018 - Pattern Energy Group Inc. (NASDAQ and TSX: PEGI) (“Pattern Energy” or the “Company”) today announced changes to its Board of Directors with the appointment of two new independent directors and the resignation of an existing member.
Highlights

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Mona Sutphen has been appointed to the Pattern Energy Board of Directors, to which she brings leadership experience in macroeconomics, geopolitics, policy, organizational and risk management planning and regulatory matters

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Richard Goodman has been appointed to the Pattern Energy Board of Directors, to which he brings leadership expertise as a former Chief Financial Officer of a Fortune 100 company and board experiences with global industrial, retail and financial services companies

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Patricia Bellinger has resigned her position as a Director of Pattern Energy due to time constraints of a new role she has accepted at Harvard University, Ms. Bellinger has served more than five years as a Director

•	As a result of these changes, Pattern Energy’s Board of Directors is comprised of seven directors, six of whom are independent
“Mona Sutphen and Richard Goodman are great additions to our Board of Directors. They each bring skill sets and experiences that complement our existing members and will significantly contribute to the Board’s deliberations. Mona and Richard each share our perspective of the important role renewable energy will play in our environment and how we power our future,” said Alan Batkin, Chair of the Board of Directors of Pattern Energy. “On behalf of the entire company, I would like to thank Patricia Bellinger for her commitment to Pattern Energy. Patti’s insight, experience and thoughtfulness that she brought to the Board were extremely helpful in our first years as a public company - she will be missed as we move ahead, helping transition the world to renewable energy.”
Ms. Sutphen has more than 20 years of experience advising multinational corporate, philanthropic and institutional investors on the intersection of geopolitics, policy and markets. Most recently, she was a Partner at Macro Advisory Partners (“MAP”), where she led the firm’s U.S. practice providing strategic advice in the areas of financial markets, geopolitics, policy and risk management. Prior to joining MAP, Ms. Sutphen was Managing Director at UBS AG, where she developed new tools for political risk evaluation impacting capital markets. From 2009-2011, she served as White House Deputy Chief of Staff for Policy for President Obama, advancing the Administration’s policy and regulatory agenda. She was appointed to the President’s Intelligence Advisory Board by President Obama and is a lifetime member of the Council on Foreign Relations. Ms. Sutphen is an Independent Director of Pioneer Natural Resources and serves on the Boards of the International Rescue Committee and Human Rights First, as well as on the advisory board of the Center for Global Energy Policy at Columbia University.

Mr. Goodman has more than 30 years of financial management experience in senior roles. Mr. Goodman was PepsiCo’s Chief Financial Officer from 2006 to 2010, after which he was Executive Vice President, Global Operations through 2011. Prior to these roles, Mr. Goodman served in a financial management capacity at several PepsiCo divisions, including as Senior Vice President and Chief Financial Officer of PepsiCo International, Senior Vice President and Chief Financial Officer of PepsiCo Beverages International and as Vice President and General Auditor of PepsiCo. Prior to joining PepsiCo in 1992, Mr. Goodman was with W.R. Grace & Co. in a variety of senior financial positions. Mr. Goodman currently serves as a Director of Adient plc and The Western Union Company, and privately-held Toys ‘R’ Us, Inc. Mr. Goodman previously served as a Director of Johnson Controls, Inc. and Kindred Healthcare Inc.
About Pattern Energy
Pattern Energy Group Inc. (Pattern Energy) is an independent power company listed on the Nasdaq Global Select Market and Toronto Stock Exchange. Pattern Energy has a portfolio of 24 wind and solar power facilities, which excludes the one facility it has agreed to sell, with a total owned interest of 2,806 MW in the United States, Canada and Japan that use proven, best-in-class technology. Pattern Energy's wind and solar power facilities generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws, including statements regarding the deliberations of the Board of Directors. These forward-looking statements represent Pattern Energy's expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Pattern Energy's control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Pattern Energy does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Pattern Energy to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Pattern Energy’s annual report on Form 10-K and any quarterly reports on Form 10-Q. The risk factors and other factors noted therein could cause actual events or Pattern Energy’s actual results to differ materially from those contained in any forward-looking statement.
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Contacts:

Media Relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Ross Marshall 416-526-1563 ross.marshall@loderockadvisors.com